Exhibit 99

FOR IMMEDIATE RELEASE

ADP REPORTS FIRST QUARTER FISCAL 2007 RESULTS;
REVENUES GROW 15%;
EPS RISES TO $0.46 INCLUDING INCREASE OF $0.03 FOR NET ONE-TIME ITEMS;
RAISES REVENUE GROWTH FORECAST TO 11%;
CONFIRMS 17% - 20% EPS GROWTH FOR FISCAL 2007

ROSELAND, New Jersey, October 31, 2006 - Automatic Data Processing, Inc. (NYSE:ADP) reported 15% revenue growth, to $2.2 billion, and $0.46 earnings per share for the first fiscal quarter ended September 30, 2006, Gary C. Butler, president and chief executive officer, announced today. Pretax and net earnings from continuing operations grew 24% and 25%, respectively, and diluted earnings per share from continuing operations increased 31%, from $0.35 earnings per share a year ago on fewer shares outstanding. The current first fiscal quarter included pretax income of $29.8 million, $18.6 million after tax, or $0.03 earnings per share, from one-time items, including a pretax gain of $38.6 million, $24.1 million after tax, from the sale of a Dealer Services non-core minority investment, and restructuring charges, including Brokerage facility exit costs, of $8.8 million pretax, $5.5 million after tax. In addition, the current first fiscal quarter included the anticipated higher Employer Services step-off expense level from fiscal 2006 related to increased salesforce and implementation headcount of $8 million, higher HR BPO spending of $15 million, as well as higher than planned selling expenses of $6 million due to stronger than anticipated new business sales growth in the quarter. These pretax expenses totaled nearly $30 million, and decreased earnings per share by $0.03 in the first quarter. ADP has acquired 13.6 million shares for treasury for approximately $635 million fiscal year-to-date. Cash and marketable securities balances were $2.1 billion at September 30, 2006.

Commenting on the results, Mr. Butler said, “We are very pleased with our results for the quarter and our key business metrics are moving in the right direction. In addition, we are delighted to have closed three strategic acquisitions in our Employer Services business to date this fiscal year, and have just signed a fourth. These acquisitions are expected to add approximately $60 million in revenues this fiscal year and are expected to reduce Employer Services’ pretax margin this fiscal year by approximately $25 to $30 million, or about $0.03 per share. These transactions bring terrific products to ADP that we will leverage with the distribution capabilities of our large, direct sales organization.

Employer Services

“Employer Services’ revenues increased 12% for the first quarter compared with last year, reflecting continued momentum in the business. In the United States, revenues from our traditional payroll and payroll tax filing business grew 9%, and beyond payroll revenues grew 18%. New business sales in the quarter, which reflect annualized recurring revenues anticipated from new orders, exceeded our expectations growing 14% in the United States and 16% worldwide. Strong sales continued in National Account Services, TotalSource®, and GlobalViewSM. Worldwide client retention remained at excellent levels. The number of employees on our clients' payrolls in the United States increased 2.5% with growth in all market segments, and we are also beginning to see some growth in Europe compared with a year ago. In our fiscal 2007 planning process, we anticipated tougher pretax margin comparisons for the first half of the year as noted above. This higher expense level of nearly $30 million related to Employer Services resulted in a 50 basis point decline in pretax margin compared with last year’s first quarter pretax margin that was artificially high due to the lower headcount level. We anticipate similar tough comparisons for the second quarter.

Brokerage Services

"Brokerage Services' revenues increased nearly 16% for the first quarter compared with last year. Revenues in our Investor Communications business grew 21% driven by 31% growth in our beyond beneficial products revenues, primarily from increased reorganization and fulfillment mailing activity and related postage revenue. Beneficial proxy and interim communications revenues grew 11% from increased volumes. Back office revenues were flat in the quarter with increased trade volumes coming from our largest institutional clients whose incremental trades are processed at lower-tiered rates. Brokerage Services' pretax margin declined 115 basis points in the quarter primarily due to higher postage revenues, which have low margins, as well as the mix of mailings. With the proxy season ahead, we anticipate margin expansion in the second half of the year. Securities Clearing and Outsourcing Services' revenues increased 23%, and the level of pretax loss is considerably lower than last year, which is in line with our expectations.

Dealer Services

“Dealer Services’ revenues increased 23% for the first quarter, primarily due to the December 2005 acquisition of UK-based Kerridge Computer Company Ltd. Internal revenue growth was 5% in the quarter. Dealer Services’ pretax margin declined 90 basis points and we anticipate pretax margin improvement as the year progresses as we reach the anniversary date of this acquisition. New business sales growth in the quarter was strong compared with last year in our North American market as well as internationally.

Client Funds

"Interest on client funds grew 24% over last year's first quarter, to $135 million due to a 9.6% increase in average client funds balances and a higher interest yield of 50 basis points.

Fiscal 2007 guidance

“We are raising ADP’s revenue growth forecast to 11%, up from 10% as a result of momentum in all of our businesses as well as from the acquisition activity in Employer Services. We remain confident in our earnings per share growth forecast of 17% to 20%, up from the $1.85 earnings per share from continuing operations reported in fiscal 2006. The fiscal 2007 estimates include the impact of the acquisition activity to date of 0.6% increase in revenues, and a reduction to earnings per share of about $0.03, and exclude the $0.03 from the one-time items recorded in the first quarter as well as any one-time expenses anticipated in connection with the Brokerage Services Group spin-off.

“We are forecasting Employer Services’ revenue growth of 12%, up from the prior forecast of 10%. Due to the impact of the acquisitions, as well as higher than anticipated selling expenses related to higher than planned new business sales, we anticipate Employer Services pretax margin improvement of 20 basis points for the fiscal year compared with the prior forecast of about 100 basis points improvement. We are forecasting higher than planned double-digit Employer Services’ new business sales growth for the year. We anticipate 5% - 6% revenue growth in Brokerage Services, up from 4% to 5% previously forecasted, and pretax margin improvement of nearly 100 basis points. We anticipate approximately 13% revenue growth in Dealer Services and continue to anticipate pretax margin improvement of over 100 basis points for fiscal 2007. We continue to anticipate an increase of approximately 20% in client funds interest revenues based on expected growth of nearly 10% in client funds balances and a 40 basis point improvement in the overall average interest yield to 4.5%. Our interest assumptions are based on recent futures contracts and forward yield curves.

Spin-off of Brokerage Services

“We are progressing as planned with the Brokerage Services Group spin-off, and continue to anticipate completing the spin-off before the end of fiscal 2007. We estimate spin-related expenses of approximately $45 to $55 million, which are not included in the above guidance.

“We are particularly pleased with our results for the quarter, especially our Employer Services and Dealer Services new business sales results. Additionally, the recently announced acquisitions provide us with terrific growth opportunities. We are executing well on our strategic initiatives and are highly confident about ADP’s future growth opportunities,” Mr. Butler concluded.

An analyst conference call will be held today, Tuesday, October 31 at 8:00 a.m. EST. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.adp.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/aud/index.htm. ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

ADP, with nearly $9 billion in revenues and more than 570,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2006	2005
Revenues, other than interest on funds
held for Employer Services' clients and
PEO revenues	$1,888.0	$1,657.5
Interest on funds held for
Employer Services' clients	134.6	108.4
PEO revenues (A)	195.0	155.8
Total revenues	2,217.6	1,921.7

Operating expenses	1,111.9	925.4
Selling, general and administrative expenses	528.4	454.5
Systems development and programming costs	137.6	142.0
Depreciation and amortization	81.8	70.1
Other income, net	(54.8)	(2.4)
Total expenses	1,804.9	1,589.6

Earnings from continuing operations
before income taxes	412.7	332.1

Provision for income taxes	155.2	126.0

Net earnings from continuing operations	$257.5	$206.1

Earnings from discontinued operations, net of provision for
income taxes of $7.1 for the three months ended
September 30, 2005	—	13.9

Net earnings	$257.5	$220.0

Basic earnings per share from continuing operations	$0.46	$0.36
Basic earnings per share from discontinued operations	-	0.02
Basic earnings per share	$0.46	$0.38

Diluted earnings per share from continuing operations	$0.46	$0.35
Diluted earnings per share from discontinued operations	-	0.02
Diluted earnings per share	$0.46	$0.38

Dividends per common share	$0.1850	$0.1550

(A) Net of direct pass-through costs of $1,902.8 and $1,490.7 for the three months ended September 30,
2006 and 2005, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,
	2006	2005	Change	% Change
Revenues (A)
Employer Services	$1,453.7	$1,303.2	$150.5	12%
Brokerage Services	412.6	356.7	55.9	16%
Securities Clearing and Outsourcing Services	21.8	17.7	4.1	23%
Dealer Services	313.0	254.7	58.3	23%
Other	16.5	(10.6)	27.1	100%+
	$2,217.6	$1,921.7	$295.9	15%
Pre-tax earnings from continuing operations (A)
Employer Services	$295.5	$271.8	$23.7	9%
Brokerage Services	58.5	54.7	3.8	7%
Securities Clearing and Outsourcing Services	(6.5)	(11.8)	5.3	45%
Dealer Services	48.2	41.5	6.7	16%
Other	17.0	(24.1)	41.1	100%+
	$412.7	$332.1	$80.6	24%
Pre-tax margin (A)
Employer Services	20.3%	20.9%	(0.5)%
Brokerage Services	14.2%	15.3%	(1.2)%
Securities Clearing and Outsourcing Services	(29.8)%	(66.7)%	36.9%
Dealer Services	15.4%	16.3%	(0.9)%
Other	n/m	n/m	n/m
	18.6%	17.3%	1.3%
(A) Prior year's segment results were adjusted to reflect fiscal year 2007 budgeted foreign exchange rates.
n/m - not meaningful
	Three Months Ended
	September 30,
	2006	2005	Change
Components of Other Income, net:
Interest income on corporate funds	$(51.8)	$(33.9)	$(17.9)
Interest expense	35.4	18.7	16.7
Gain on sale of investment	(38.6)	—	(38.6)
Realized losses on available-for-sale
securities, net	0.2	12.8	(12.6)
Total other income, net	$(54.8)	$(2.4)	$(52.4)

	Three Months Ended
	September 30,
	2006	2005	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$257.5	$206.1	$51.4	25%
Net earnings	$257.5	$220.0	$37.5	17%
Basic weighted average shares outstanding	554.2	577.3	(23.1)
Basic earnings per share from continuing operations	$0.46	$0.36	$0.10	28%
Basic earnings per share	$0.46	$0.38	$0.08	21%

Diluted net earnings from continuing operations	$257.9	$206.4	$51.5	25%
Diluted net earnings	$257.9	$220.3	$37.6	17%
Diluted weighted average shares outstanding	559.5	582.8	(23.3)
Diluted earnings per share from continuing operations	$0.46	$0.35	$0.11	31%
Diluted earnings per share	$0.46	$0.38	$0.08	21%

	Three Months Ended
	September 30,
	2006	2005	Change	% Change
Key Statistics:
Internal revenue growth:
Total Company	13%	10%
Employer Services	12%	9%
Brokerage Services	16%	14%
Dealer Services	5%	5%

Average investment balances at cost (in billions):
Corporate investments	$4.8	$3.9	$0.9	22.0%
Funds held for clients	12.5	11.4	1.1	9.6%
Total	$17.3	$15.3	$2.0	12.7%
Average interest rates earned exclusive of
realized losses (gains) on:
Corporate investments	4.31%	3.49%
Funds held for clients	4.30%	3.80%
Total	4.30%	3.72%
Net unrealized loss position at end of period	$(124.0)	$(84.4)

Employer Services:
Change in pays per control - Majors AutoPay	2.5%	2.2%
New business sales growth - worldwide	16%	6%
Change in client revenue retention - worldwide	0.0 pts	0.5 pts
PEO worksite employees at end of period	140,000	115,000

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
	September 30,	June 30,
	2006	2006
	(unaudited)
Assets
Cash and cash equivalents/Short-term
marketable securities	$1,869.9	$2,268.5
Securities clearing receivables	1,030.7	836.8
Other current assets	1,690.7	1,654.8
Total current assets	4,591.3	4,760.1

Long-term marketable securities	210.7	334.0
Property, plant and equipment, net	773.5	782.4
Other assets	4,153.7	4,129.7
Funds held for clients	16,480.1	17,483.9
Total assets	$26,209.3	$27,490.1

Liabilities and Stockholders' Equity
Securities clearing payables	$795.0	$613.6
Other current liabilities	1,792.1	1,979.1
Total current liabilities	2,587.1	2,592.7

Long-term debt	74.4	74.3
Other liabilities	1,100.3	1,024.1
Client funds obligations	16,599.6	17,787.4
Total liabilities	20,361.4	21,478.5

Total stockholders' equity	5,847.9	6,011.6
Total liabilities and stockholders' equity	$26,209.3	$27,490.1

This release and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations, employee benefits and registered clearing agencies and broker-dealers; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. In addition, the proposed spin-off of the Brokerage Services Group is subject to inherent risks and uncertainties, including: risks that the spin-off will not be consummated; increased demands on our management team to accomplish the spin-off; significant transaction costs; risks of changes in our credit rating and risks from changes in results of operations of our reportable segments. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Automatic Data Processing, Inc.

        ADP Investor Relations
        Elena Charles, 973.974.4077

#010#31#06#